Exhibit 10.19

Terms Schedule
to Employment Agreement of
Ms. Amy Butte

Name	Ms. Amy Butte

Position	You will serve as Chief Financial Officer of New Man Financial. Your employment will be based in New York, New York.

Reporting, Authority and Responsibilities	You will report directly to the Chief Executive Officer of New Man Financial. From time to time you may also be required to report directly to the Audit Committee of the New Man Financial Board of Directors.

Other Activities

Starting Salary	$1,000,000 per year

Bonus	Your Bonus will be determined based on the achievement of individual and company performance goals under the terms of the applicable bonus plans or programs established by the Board (or a committee of the Board), provided that your Bonus for 2007 will be not less than $2,000,000 (which will not be pro-rated), and which, in the event of a termination of your employment in 2007, will constitute your Historic Bonus.

IPO Stock

$11 million, based on the price per share in the IPO.

In addition, a discretionary award may be made, in the absolute discretion of the Remuneration Committee of Man Group plc, of an amount of up to $2m of IPO Stock, dependent upon, inter alia, the successful execution and applicable terms of the IPO and the management of the business of Man Financial during that process.

The IPO Stock will vest in full on the third anniversary of the date of grant.

IPO Options

In respect of shares of having a value of $12.5 million, based on the price per share in the IPO.

In addition, a discretionary award may be made, in the absolute discretion of the Remuneration Committee of Man Group plc, of an amount of up to $2m of IPO Options, dependent upon, inter alia, the successful

Terms Schedule for Ms. Amy Butte

execution and applicable terms of the IPO and the management of the business of Man Financial during that process.

The IPO Options will have an exercise price equal to the price per share in the IPO and will vest ratably in equal installments on each of the first, second and third anniversaries of the date of grant.

You acknowledge and agree that the IPO Options, together with the IPO Stock, are in lieu of and supersede any prior obligations to you with respect to the “IPO Grants” as set forth in Section
3(b)(iii) of your existing employment agreement with Man Group USA, Inc., dated as of June 19, 2006 (your “Existing Agreement”).

Severance Period	Your Severance Multiplier will be 2.

Additional Employment Event

If before an IPO has been closed, Man Group plc effects (or enters into an agreement to effect) a transaction following which Man Group plc would not retain at least a majority interest in both (A) the ordinary voting power relating to the Man Financial Businesses and (B) the revenues and profits relating to the Man Financial Businesses (a “Pre-IPO Sale”), whether or not you terminate employment, you will be entitled to a cash payment in an amount equal to the sum of (1) your Accrued Bonus and (2) the value of the IPO Stock that would have otherwise been awarded to you pursuant to Section 5(c)(1), with any increase to the IPO Stock to be calculated based on a Market Cap measured as of the date of the consummation of the Pre-IPO Sale (the “Contingent Payment”); provided that the amount of the Contingent Payment will be in lieu of and supersede any amounts payable to you (i) upon a “Non-IPO Termination” under Section 5(e) of your Existing Agreement (other than the “Accrued Obligations” and “Other Benefits”) or (ii) under Sections 5(a)(ii)(A) and (C) of your Existing Agreement pursuant to a termination by you for the “Good Reason” event described in Section 4(c)(vi) of your Existing Agreement, in each case, notwithstanding anything in your Existing Agreement to the contrary.

The payment referred to in the preceding paragraph will be paid at the time of a Pre-IPO Sale and, except as otherwise provided in the preceding paragraph, is in addition to any benefits you are entitled to under any other employment agreement and any other severance or similar rights you may have with Man Group plc or any of its affiliates. Upon the consummation of a Pre-IPO

Terms Schedule for Ms. Amy Butte

Sale, (1) all of the provisions of this Agreement will terminate and there will be no liability of any kind under this Agreement other than with respect to the Contingent Payment and (2) the terms of your employment will be governed by your Existing Agreement (as modified by the immediately preceding paragraph).

It is agreed that (1) this provision is not conditioned on the IPO closing, (2) notwithstanding Section
2(c), Man Group plc will continue to be responsible for all payments and benefits provided for in this Additional Employment Event section until the closing of the IPO and (3) any termination of your employment in contemplation of a Pre-IPO Sale will not affect the operation of this Additional Employment Event section.

All provisions of the Additional Employment Event portion of this Schedule will terminate on the earlier of (1) the closing of the IPO (except to the limited extent provided in the following sentence) or (2) December 31, 2007 (unless a Pre-IPO Sale is pending at that time, in which case the provisions of the Additional Employment Event Portion of this Schedule will continue until December 31, 2008). It is further agreed that, notwithstanding Section 2(c), Man Group plc will be responsible for any breach of Section 5(c).

Non-Competition Period	1 year after your employment (except as provided in Additional Employment Event)

Non-Solicitation Period for Clients	1 year after your employment (except as provided in Additional Employment Event)

Non-Solicitation Period for Employees	1 year after your employment (except as provided in Additional Employment Event)